Exhibit 99.1

XPO Logistics Announces First Quarter 2018 Results

Reports first quarter records for revenue, net income, EPS and adjusted EBITDA

Organic growth led by e-commerce demand for contract logistics and last mile

Closed $972 million of new business, up 36% year-over-year

GREENWICH, Conn. — May 2, 2018 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the first quarter 2018. Revenue increased 18.4% year-over-year to $4.19 billion. Net income attributable to common shareholders was $66.9 million for the quarter, or earnings of $0.50 per diluted share, compared with net income attributable to common shareholders of $19.5 million, or earnings of $0.16 per diluted share, for the same period in 2017.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $80.9 million for the quarter, compared with $37.9 million for the same period in 2017. Adjusted earnings per diluted share, a non-GAAP financial measure, was $0.61 for the quarter, compared with $0.30 for the same period in 2017. Adjusted net income attributable to common shareholders and adjusted earnings per diluted share for the first quarter 2018 exclude: $10.3 million, or $7.5 million after-tax, of costs related to debt extinguishment; $7.2 million, or $5.2 million after-tax, of integration and rebranding costs; and $3.5 million, or $2.5 million after-tax, of non-cash unrealized losses on foreign currency contracts. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, improved to $330.2 million for the quarter, excluding $7.2 million of integration and rebranding costs. This compares with $290.0 million of adjusted EBITDA for the same period in 2017.

For the first three months of 2018, cash flow from operations was cash usage of $19.4 million. Free cash flow, a non-GAAP financial measure, was cash usage of $151.1 million.

Reaffirms Financial Targets

The company reaffirmed its full year 2018 target for adjusted EBITDA of at least $1.6 billion, and 2017–2018 target for cumulative free cash flow of approximately $1 billion.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “We’re off to a strong start in 2018. We delivered record first quarter results for revenue, net income, EPS and adjusted EBITDA. Our 11% organic revenue growth reflected a healthy diversification of customer verticals and service lines. Organic growth in last mile was 15%, and logistics was 14%, both driven by e-

commerce demand. Profit significantly outpaced revenue in our logistics segment, with operating income up 44% and adjusted EBITDA up 28%. In our transportation segment, we grew freight brokerage revenue by 30% in a tight market. We expanded our margins in North American freight brokerage and European dedicated truckload, and improved our adjusted operating ratio in North American less-than-truckload to 87.8%.”

Jacobs continued, “We’re making disciplined investments in innovation and sales to propel long-term growth. We recently introduced our digital freight marketplace, smart warehouse platform and voice integration for consumer self-service. In April, we announced XPO Direct, a shared-space distribution network of warehouses and last mile hubs that gives customers flexible capacity. In sales, we won a record $972 million of new business in the first quarter, and our sales pipeline stands at $3.6 billion. We remain on track to deliver at least $1.6 billion of adjusted EBITDA and approximately $625 million of free cash flow this year.”

First Quarter 2018 Results by Segment

•	Transportation: The company’s transportation segment generated revenue of $2.77 billion for the quarter, a 16.0% increase from the same period in 2017. Segment revenue growth was led by increases in freight brokerage and last mile in North America, as well as dedicated truckload transportation in Europe, and favorable foreign exchange rates.

Operating income for the transportation segment increased to $139.0 million in the quarter, compared with $105.3 million for the same period in 2017. Adjusted EBITDA for the segment was $265.6 million, an increase of 13.6% from the first quarter of 2017. The increases in operating income and adjusted EBITDA were primarily the result of the growth in North American freight brokerage and European dedicated truckload, as well as an adjusted operating ratio of 87.8% for North American less-than-truckload, reflecting a year-over-year improvement of 120 basis points.

•	Logistics: The company’s logistics segment generated revenue of $1.45 billion for the quarter, a 23.2% increase from the same period in 2017. The increase in revenue was led by strong global demand for e-commerce contract logistics, as well as gains from the industrial sector in North America and the fashion sector in Europe, particularly in the UK, Netherlands, Spain and Italy. Favorable foreign exchange rates were also a benefit to revenue.

Operating income for the logistics segment increased to $47.5 million, compared with $32.9 million for the same period in 2017. Adjusted EBITDA for the segment was $111.9 million, an increase of 28.2% from the first quarter of 2017. The increases in operating income and adjusted EBITDA were primarily due to revenue growth and site productivity improvements, partially offset by higher direct operating costs related to new contract startups.

•	Corporate: Corporate operating expense was $45.5 million for the quarter, compared with $34.4 million for the same period in 2017. The increase in corporate expense primarily reflects an increase in share-based compensation expense tied to the increase in the share price of XPO stock.

Conference Call

The company will hold a conference call on Thursday, May 3, 2018, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpo.com/investors. The conference will be archived until June 3, 2018. To access the replay by phone, call toll-free (from U.S./Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13678375.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 32 countries, with 1,466 locations and more than 95,000 employees. XPO uses its network to help more than 50,000 customers manage their goods more efficiently throughout their supply chains. The company has two reporting segments, transportation and logistics, and within these segments its business is well diversified by geographies, verticals and types of service. XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Non-GAAP Financial Measures

This document contains certain non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”), including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA for the three-month periods ended March 31, 2018 and 2017, on a consolidated basis and for our transportation and logistics segments; free cash flow for the three-month periods ended March 31, 2018 and 2017; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”) for the three-month periods ended March 31, 2018 and 2017; net revenue for the three-month periods ended March 31, 2018 and 2017 for our transportation and logistics segments and corporate and intersegment eliminations; adjusted operating income for our North American less-than-truckload business for the three-month periods ended March 31, 2018 and 2017; and organic revenue for the three-month periods ended March 31, 2018 and 2017, on a consolidated basis and for our last mile and logistics businesses.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. In particular, adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for acquisition costs and related integration, transformation and rebranding initiatives as well as other adjustments that management has determined are not reflective of its business segments’ core operating activities. Transaction and integration adjustments are generally incremental costs that result from an acquisition and include transaction costs, restructuring costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments relate primarily to the rebranding of the XPO Logistics name on our truck fleet and buildings. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of normalized operating activities.

We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that net revenue improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income for our North American less-than-truckload business improves the comparability of our operating results from period to period by removing the impact of certain transaction, integration and rebranding costs and amortization and depreciation expenses incurred in the reporting period as set out in the attached tables. We believe that organic revenue, on a consolidated basis and for our last mile and logistics businesses, is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations and fuel surcharges.

Other companies may calculate EBITDA and adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow, EBITDA, adjusted EBITDA, adjusted net income attributable to common shareholders, adjusted EPS, net revenue, adjusted operating income for our North American less-than-truckload business and organic revenue are not measures of financial performance or liquidity under United States generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to revenue, net income, operating income for our North American less-than-truckload business, cash flows provided (used) by operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA and adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA and adjusted EBITDA should only be used as a supplemental measure of our operating performance.

As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this document. With respect to our 2018 financial target of adjusted EBITDA, our 2017-2018 cumulative target for free cash flow and our 2018 target for free cash flow, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets for our consolidated adjusted EBITDA and free cash flow. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

XPO Logistics, Inc.

Tavio Headley

+1-203-930-1602

tavio.headley@xpo.com

Media Contact

XPO Logistics, Inc.

Erin Kurtz

+1-203-489-1586

erin.kurtz@xpo.com

XPO Logistics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenue	$4,191.5	$3,539.5
Operating expenses
Cost of transportation and services	2,224.6	1,888.0
Direct operating expense	1,375.7	1,146.0
Sales, general and administrative expense	450.2	401.7

Total operating expenses	4,050.5	3,435.7

Operating income	141.0	103.8

Other expense (income)	(19.6)	(6.5)
Foreign currency loss	12.0	10.6
Debt extinguishment loss	10.3	9.0
Interest expense	59.4	75.6

Income before income tax benefit	78.9	15.1
Income tax benefit	(0.2)	(9.8)

Net income	79.1	24.9
Net income attributable to noncontrolling interests	(6.5)	(3.6)

Net income attributable to XPO	$72.6	$21.3

Net income attributable to common shareholders *	$66.9	$19.5
Basic earnings per share	$0.56	$0.18
Diluted earnings per share	$0.50	$0.16
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	120.2	111.4
Diluted weighted-average common shares outstanding	133.4	124.4
* Net income attributable to common shareholders reflects the following items:
Non-cash allocation of undistributed earnings	$5.0	$1.1
Preferred dividends	0.7	0.7

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions, except per share data)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$380.0	$396.9
Accounts receivable, net of allowances of $44.8 and $42.4, respectively	2,858.4	2,725.3
Other current assets	567.1	465.7

Total current assets	3,805.5	3,587.9

Property and equipment, net of $1,239.1 and $1,109.5 in accumulated depreciation, respectively	2,725.5	2,663.7
Goodwill	4,627.4	4,563.6
Identifiable intangible assets, net of $604.7 and $559.5 in accumulated amortization, respectively	1,410.4	1,435.3
Other long-term assets	392.5	351.1

Total long-term assets	9,155.8	9,013.7

Total assets	$12,961.3	$12,601.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,214.3	$1,250.7
Accrued expenses	1,501.8	1,525.8
Current maturities of long-term debt	90.0	103.7
Other current liabilities	206.0	116.9

Total current liabilities	3,012.1	2,997.1

Long-term debt	4,612.1	4,417.5
Deferred tax liability	416.1	418.8
Employee benefit obligations	163.6	162.1
Other long-term liabilities	652.5	596.1

Total long-term liabilities	5,844.3	5,594.5

Stockholders’ equity:
Convertible perpetual preferred stock, $0.001 par value; 10.0 shares authorized; 0.07 of Series A shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	41.2	41.2
Common stock, $0.001 par value; 300.0 shares authorized; 120.6 and 119.9 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	0.1	0.1
Additional paid-in capital	3,558.3	3,590.0
Retained earnings (accumulated deficit)	32.6	(42.6)
Accumulated other comprehensive income	48.5	15.7

Total stockholders’ equity before noncontrolling interest	3,680.7	3,604.4

Noncontrolling interests	424.2	405.6

Total equity	4,104.9	4,010.0

Total liabilities and equity	$12,961.3	$12,601.6

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2018	2017
Operating activities
Net income	$79.1	$24.9
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	170.9	157.4
Stock compensation expense	22.1	15.3
Accretion of debt	4.2	4.6
Deferred tax expense (benefit)	7.2	(4.5)
Loss on extinguishment of debt	10.3	9.0
Unrealized loss on foreign currency option and forward contracts	3.5	11.9
Other	(28.4)	6.4
Changes in assets and liabilities:
Accounts receivable	(100.4)	(15.2)
Other assets	(89.9)	(52.6)
Accounts payable	(54.6)	(56.2)
Accrued expenses and other liabilities	(43.4)	(85.5)

Cash flows (used) provided by operating activities	(19.4)	15.5

Investing activities
Payment for purchases of property and equipment	(142.1)	(122.4)
Proceeds from sale of assets	10.4	20.5

Cash flows used by investing activities	(131.7)	(101.9)

Financing activities
Proceeds from issuance of long-term debt	904.6	523.5
Repurchase of debt	(812.4)	(511.4)
Proceeds from borrowings on ABL facility	390.0	180.0
Repayment of borrowings on ABL facility	(330.0)	(110.0)
Repayment of long-term debt and capital leases	(37.3)	(29.2)
Payment for debt issuance costs	(6.4)	(8.9)
Change in bank overdrafts	55.7	20.4
Payment for tax withholdings for restricted shares	(40.1)	(10.4)
Dividends paid	(0.7)	(0.7)
Other	2.6	0.3

Cash flows provided by financing activities	126.0	53.6

Effect of exchange rates on cash, cash equivalents and restricted cash	8.5	2.0
Net decrease in cash, cash equivalents and restricted cash	(16.6)	(30.8)
Cash, cash equivalents and restricted cash, beginning of period *	449.0	399.8

Cash, cash equivalents and restricted cash, end of period *	$432.4	$369.0

*	In connection with the adoption of Accounting Standards Update 2016-18, the Company is required to reconcile to cash, cash equivalents and restricted cash in its cash flow statement. Restricted cash was $52.4 million, $52.1 million, $27.0 million and $26.4 million at March 31, 2018, December 31, 2017, March 31, 2017 and December 31, 2016, respectively. Prior period has been restated to reflect current period presentation.

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2018	2017	$ Variance	Change %
Revenue	$2,774.1	$2,391.8	$382.3	16.0%
Cost of transportation and services	2,027.1	1,727.2	299.9	17.4%

Net revenue[a]	747.0	664.6	82.4	12.4%

Direct operating expense	336.1	309.7	26.4	8.5%
Sales, general and administrative expense
Salaries and benefits	154.5	132.3	22.2	16.8%
Other sales, general and administrative expense	43.4	42.8	0.6	1.4%
Purchased services	31.0	32.4	(1.4)	-4.3%
Depreciation and amortization	43.0	42.1	0.9	2.1%

Total sales, general and administrative expense	271.9	249.6	22.3	8.9%

Operating income	$139.0	$105.3	$33.7	32.0%

Other income (expense)[b]	10.5	5.0	5.5	110.0%
Total depreciation and amortization	113.9	108.2	5.7	5.3%

EBITDA[a]	$263.4	$218.5	$44.9	20.5%

Transaction and integration costs	2.2	4.6	(2.4)	-52.2%
Rebranding costs	—	10.7	(10.7)	-100.0%

Adjusted EBITDA[a] *	$265.6	$233.8	$31.8	13.6%

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.
[b]	Other income (expense) consists of pension income and is included in Other expense (income) on the Condensed Consolidated Statement of Operations.
*	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the Condensed Consolidated Statements of Operations.

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2018	2017
Revenue
North America
Freight Brokerage	$710.2	$548.0
Less-Than-Truckload	920.0	879.2
Last Mile	238.4	207.0
Managed Transport	136.9	124.6

Total North America	2,005.5	1,758.8
Europe
Freight Brokerage and Truckload	469.3	387.0
Less-Than-Truckload	252.7	212.1

Total Europe	722.0	599.1
Global Forwarding	81.7	71.6
Eliminations	(35.1)	(37.7)

Total Revenue	$2,774.1	$2,391.8

Net Revenue
North America
Freight Brokerage	$115.8	$85.9
Less-Than-Truckload	357.4	338.1
Last Mile	68.6	61.5
Managed Transport	26.5	29.3

Total North America	568.3	514.8
Europe	164.7	137.5
Global Forwarding	14.0	12.3

Total Net Revenue[a]	$747.0	$664.6

Net Revenue %
North America
Freight Brokerage	16.3%	15.7%
Less-Than-Truckload	38.8%	38.5%
Last Mile	28.8%	29.7%
Managed Transport	19.4%	23.5%

Total North America	28.3%	29.3%
Europe	22.8%	23.0%
Global Forwarding	17.1%	17.2%

Overall Net Revenue %	26.9%	27.8%

Direct Operating Expense
North America
Freight Brokerage	$23.4	$21.5
Less-Than-Truckload	168.2	168.9
Last Mile	20.6	15.1
Managed Transport	20.3	15.8

Total North America	232.5	221.3
Europe	100.3	84.5
Global Forwarding	3.3	3.9

Total Direct Operating Expense	$336.1	$309.7

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

Truckload revenue is before intercompany eliminations.

XPO Logistics North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Number of Working Days	63.5	64.0
Lbs. per Day (Thousands)	74,379	75,221
% Change in Lbs. per Day*	-1.1%	4.8%
Shipments per Day	51,176	54,004
% Change in Shipments per Day*	-5.2%	0.9%
Avg. Weight per Shipment (in pounds)	1,453	1,393
% Change in Weight per Shipment*	4.3%	3.8%
Gross Revenue per Shipment	$291.84	$263.47
Gross Revenue per Hundred Weight (including fuel surcharges)	$20.08	$18.92
Gross Revenue per Hundred Weight (excluding fuel surcharges)	$17.36	$16.70
% Change in Gross Revenue per Hundred Weight*
Including fuel surcharges	6.2%	1.2%
Excluding fuel surcharges	3.9%	-1.1%
Average Length of Haul (in Miles)	815.0	807.2
Total Average Load Factor**	23,315	23,074
Average Age of Tractor Fleet (Years)	5.42	5.26

*Compared with the same quarter of the previous year.

**Total Average Load Factor equals freight pound miles divided by total linehaul miles.

XPO Logistics North American Less-Than-Truckload

Adjusted Operating Ratio

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2018	2017	$ Variance	Change %
Revenue (excluding fuel surcharge revenue)	$778.6	$762.8	$15.8	2.1%
Fuel surcharge revenue	128.6	106.4	22.2	20.9%

Revenue	907.2	869.2	38.0	4.4%
Salaries, wages and employee benefits	429.3	414.8	14.5	3.5%
Purchased transportation	97.5	106.5	(9.0)	-8.5%
Fuel and fuel-related taxes	67.8	57.8	10.0	17.3%
Depreciation and amortization	58.6	56.8	1.8	3.2%
Other operating expenses	118.9	114.2	4.7	4.1%
Maintenance	25.7	29.9	(4.2)	-14.0%
Rents and leases	11.2	10.9	0.3	2.8%
Purchased labor	3.2	3.1	0.1	3.2%

Operating income	95.0	75.2	19.8	26.3%

Operating ratio[a]	89.5%	91.3%

Transaction, integration and rebranding costs	—	8.9	(8.9)	-100.0%
Amortization expense	8.4	8.4	—	0.0%
Other income	7.3	3.0	4.3	143.3%

Adjusted operating income[b]	$110.7	$95.5	$15.2	15.9%

Adjusted operating ratio[c]	87.8%	89.0%

[a] Operating ratio is calculated as (1 - (Operating income divided by Revenue))

[b] See the “Non-GAAP Financial Measures” section of the Press Release.

[c] Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue))

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2018	2017	$ Variance	Change %
Revenue	$1,448.1	$1,175.5	$272.6	23.2%
Cost of transportation and services	228.2	187.2	41.0	21.9%

Net revenue[a]	1,219.9	988.3	231.6	23.4%

Direct operating expense	1,039.8	843.6	196.2	23.3%
Sales, general and administrative expense
Salaries and benefits	73.6	58.7	14.9	25.4%
Other sales, general and administrative expense	18.6	16.0	2.6	16.2%
Purchased services	20.9	18.2	2.7	14.8%
Depreciation and amortization	19.5	18.9	0.6	3.2%

Total sales, general and administrative expense	132.6	111.8	20.8	18.6%

Operating income	$47.5	$32.9	$14.6	44.4%

Other income (expense)[b]	8.0	4.8	3.2	66.7%
Total depreciation and amortization	55.3	46.7	8.6	18.4%

EBITDA[a]	$110.8	$84.4	$26.4	31.3%

Transaction and integration costs	0.5	2.5	(2.0)	-80.0%
Rebranding costs	0.6	0.4	0.2	50.0%

Adjusted EBITDA[a]*	$111.9	$87.3	$24.6	28.2%

[a] See the “Non-GAAP Financial Measures” section of the Press Release.

[b] Other income (expense) consists of pension income and is included in Other expense (income) on the Condensed Consolidated Statement of Operations.

* For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the Condensed Consolidated Statements of Operations.

Logistics

Key Data by Geography

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2018	2017
Revenue
North America	$540.8	$471.3
Europe	907.3	704.2

Total Revenue	$1,448.1	$1,175.5

Net Revenue
North America	$515.3	$459.0
Europe	704.6	529.3

Total Net Revenue[a]	$1,219.9	$988.3

Direct Operating Expense
North America	$464.6	$406.1
Europe	575.2	437.5

Total Direct Operating Expense	$1,039.8	$843.6

Gross Margin
North America	$50.7	$52.9
Europe	129.4	91.8

Total Gross Margin	$180.1	$144.7

Gross Margin %
North America	9.4%	11.2%
Europe	14.3%	13.0%

Total Gross Margin %	12.4%	12.3%

[a] See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Corporate

Summary of Sales, General and Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2018	2017	$ Variance	Change %
Sales, general and administrative expense
Salaries and benefits	$26.7	$16.0	$10.7	66.9%
Other sales, general and administrative expense	1.8	0.5	1.3	260.0%
Purchased services	15.3	15.4	(0.1)	-0.6%
Depreciation and amortization	1.7	2.5	(0.8)	-32.0%

Total sales, general and administrative expense	$45.5	$34.4	$11.1	32.3%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2018	2017	$ Variance	Change %
Revenue	$(30.7)	$(27.8)	$(2.9)	10.4%
Cost of transportation and services	(30.7)	(26.4)	(4.3)	16.3%

Net revenue[a]	0.0	(1.4)	1.4	-100.0%

Direct operating expense	(0.2)	(7.3)	7.1	-97.3%
Sales, general and administrative expense
Salaries and benefits	—	4.0	(4.0)	-100.0%
Other sales, general and administrative expense	(0.4)	1.0	(1.4)	-140.0%
Purchased services	0.6	0.9	(0.3)	-33.3%
Depreciation and amortization	—	—	—	N/A

Total sales, general and administrative expense	0.2	5.9	(5.7)	-96.6%

Operating income	$—	$—	$—	—

Note: Intersegment Eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The difference between operating income component line items in the Condensed Consolidated Statements of Operations and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General and Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Income to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2018	2017	$ Variance	Change %
Net income attributable to common shareholders	$66.9	$19.5	$47.4	243.1%
Distributed and undistributed net income	(5.7)	(1.8)	(3.9)	216.7%
Noncontrolling interests	(6.5)	(3.6)	(2.9)	80.6%

Net income	79.1	24.9	54.2	217.7%

Loss on debt extinguishment	10.3	9.0	1.3	14.4%
Interest expense	59.4	75.6	(16.2)	-21.4%
Income tax benefit	(0.2)	(9.8)	9.6	-98.0%
Depreciation and amortization expense	170.9	157.4	13.5	8.6%
Unrealized loss on foreign currency option and forward contracts	3.5	11.9	(8.4)	-70.6%

EBITDA[a]	$323.0	$269.0	$54.0	20.1%

Transaction and integration costs	6.7	9.7	(3.0)	-30.9%
Rebranding costs	0.5	11.3	(10.8)	-95.6%

Adjusted EBITDA[a]	$330.2	$290.0	$40.2	13.9%

[a]	See the “Non-GAAP Financial Measures” section of the Press Release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Income and Net Income Per Share to

Adjusted Net Income and Adjusted Net Income Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended March 31,
	2018	2017
GAAP net income attributable to common shareholders	$66.9	$19.5
Loss on debt extinguishment	10.3	9.0
Unrealized loss on foreign currency option and forward contracts	3.5	11.9
Transaction and integration costs	6.7	9.7
Rebranding costs	0.5	11.3
Income tax associated with the adjustments above [1]	(5.8)	(15.6)
Discrete and other tax-related adjustments [2]	—	(5.8)
Impact of noncontrolling interests on above adjustments	(0.1)	(0.5)
Allocation of undistributed earnings	(1.1)	(1.6)

Adjusted net income attributable to common shareholders[a]	$80.9	$37.9

Adjusted basic earnings per share[a]	$0.67	$0.34
Adjusted diluted earnings per share[a]	$0.61	$0.30
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	120.2	111.4
Diluted weighted-average common shares outstanding	133.4	124.4
[1] This line item reflects the aggregate tax benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:
Loss on debt extinguishment	$2.8	$3.4
Unrealized loss on foreign currency option and forward contracts	1.0	4.5
Transaction and integration costs	1.8	3.5
Rebranding costs	0.2	4.2

	$5.8	$15.6

[2]	2017 primarily consists of $2.5 million release of reserves related to uncertain tax positions and $3.3 million release of a valuation allowance related to state tax matters.
[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

The Company has evaluated the guidance in accordance with Compliance and Disclosure Interpretations of the U.S. Securities and Exchange Commission table to calculate the non-GAAP Adjusted Net Income and Adjusted Net Income Per Share. The table above includes the U.S. GAAP financial statement items that have been reconciled to arrive at Adjusted Net Income and Adjusted Net Income per share. The adjusted performance metrics are based on the GAAP annual effective rate, excluding discrete items. A corresponding noncontrolling interest has been calculated for those reconciling items reported within the acquired Norbert Dentressangle SA legal entities.

XPO Logistics, Inc.

Reconciliation of Cash Flows From Operating Activities to Free Cash Flow

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2018	2017
Cash flows (used) provided by operating activities	$(19.4)	$15.5
Payment for purchases of property and equipment	(142.1)	(122.4)
Proceeds from sales of assets	10.4	20.5

Free Cash Flow[a]	$(151.1)	$(86.4)

[a]	See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Logistics, Inc.

Reconciliation of GAAP Revenue to Organic Revenue

(Unaudited)

(In millions)

	Last Mile		Logistics		Consolidated
	Three Months Ended March 31,
	2018	2017	2018	2017	2018	2017
Revenue	$238.4	$207.0	$1,448.1	$1,175.5	$4,191.5	$3,539.5
Fuel	(2.5)	(1.8)	—	—	(425.2)	(333.8)
Foreign Exchange Rates	(0.6)	—	(109.1)	—	(208.3)	—

Organic Revenue[a]	$235.3	$205.2	$1,339.0	$1,175.5	$3,558.0	$3,205.7

Organic Revenue Growth	14.7%		13.9%		11.0%

[a]	Organic revenue is a non-GAAP measure. Organic Revenue reflects adjustments to (i) exclude the estimated revenue attributable to fuel, and (ii) apply a constant foreign exchange rate to both periods (based on average rates during the monthly periods).